Exhibit 99.2

MCG Capital Corporation Issues $25 Million of Unsecured Long-Term Debt

ARLINGTON, VA - October 3, 2007 - MCG Capital Corporation (Nasdaq: MCGC) today announced that it has closed on the issuance of an additional $25 million of long-term unsecured notes in a private placement. The notes have a five-year term and a fixed interest rate of 6.71% per annum paid semi-annually. The purchasers of the new notes are also holders of the Company's notes issued in the $50 million 2005 private placement.

The proceeds from the offering will be used for working capital and other general corporate purposes, including originating investments primarily in private middle market companies. The proceeds may also be used temporarily to reduce borrowings under our revolving credit facilities. Bayerische Hypo-und Vereinsbank AG, New York Branch ("HVB") acted as the placement agent for the issuance.

The securities referred to herein have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of such Act. This announcement does not constitute an offer to sell or the solicitation of any offer to buy any of the securities.

About MCG Capital Corporation

MCG Capital Corporation is a solutions-focused commercial finance company providing capital and advisory services to middle market companies throughout the United States. Our investment objective is to achieve current income and capital gains. Our capital is generally used by our portfolio companies to finance acquisitions, recapitalizations, buyouts, organic growth and working capital. For more information, please visit www.mcgcapital.com.

Forward-looking Statements

This press release contains forward-looking statements (i.e., statements that are not historical fact) describing the Company's future plans and objectives. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements including, without limitation, the risks, uncertainties and other factors we identify from time to time in our filings with the Securities and Exchange Commission, including our Form 10-Ks, Form 10-Qs and Form 8-Ks. Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this press release should not be regarded as a representation by us that our plans and objectives will be achieved. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. We undertake no obligation to update such statements to reflect subsequent events.

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